SWIFT ENERGY COMPANY
                      16825 Northchase Drive, Suite 400
                            Houston, Texas  77060
                                (713) 874-2700


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be held May 9, 1995


     Notice is hereby given that the annual meeting of shareholders of SWIFT ENERGY COMPANY (the "Company") will be held at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas, on Tuesday, May 9, 1995 at 4:00 p.m. Central Time for the following purposes:

     1. To elect seven members of the board of directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

     2. To approve amendment of the Company's 1990 Nonqualified Stock Option Plan to increase the number of unexercised options that a non-employee director may hold from options covering 30,000 shares of common stock to options covering 60,000 shares; and

     3. To consider and act upon such other business as may properly be presented at the meeting, or any adjournment thereof.

     A record of shareholders has been taken as of the close of business on March 20, 1995, and only shareholders of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof. A complete list of shareholders will be available commencing April 28, 1995, and may be inspected during normal business hours prior to the meeting at the offices of the Company, 16825 Northchase Drive, Suite 400, Houston, Texas.

     If you do not expect to be present in person at the meeting or prefer to vote by proxy in advance, please sign and date the enclosed proxy card and return it promptly in the enclosed stamped envelope which has been provided for your convenience. The prompt return of the proxy card will ensure a quorum and save the Company the expense of further solicitation.

                              By Order of the Board of Directors,



                              JOHN R. ALDEN
                              Secretary
   April 11, 1995

                             SWIFT ENERGY COMPANY
                      16825 Northchase Drive, Suite 400
                            Houston, Texas  77060
                                (713) 874-2700

                               PROXY STATEMENT

     This proxy statement is mailed to shareholders commencing on or about April 11, 1995, in connection with the solicitation by the board of directors of SWIFT ENERGY COMPANY (the "Company") of proxies to be voted at the annual meeting of shareholders to be held at the Wyndham Hotel, 12400 Greenspoint Drive, Houston, Texas, on May 9, 1995 at 4:00 p.m. Central Time, and any adjournment thereof, for the purposes set forth in the accompanying notice. Management does not expect that any matters other than those referred to in such notice will be presented for action at the meeting.

     The Annual Report to Shareholders covering the fiscal year ended December 31, 1994, will be mailed to each shareholder entitled to vote at the annual meeting on or before the date of mailing this proxy statement.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company may, if necessary to ensure the presence of a quorum, solicit proxies in person or by telephone. The Company has retained a proxy solicitor, at an estimated cost of approximately $1,200, to assist in contacting brokers and other "street-name" holders to encourage the return of proxies by beneficial holders.

                              QUORUM AND VOTING

     The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting was the close of business on March 20, 1995. On the record date, there were 6,685,138 shares of common stock of the Company, par value $.01 per share, outstanding and entitled to vote.

     Each share of common stock entitles the holder to one vote on each matter presented at the meeting. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted for the election of all nominees named therein to the board of directors, in favor of the amendment to the 1990 Nonqualified Stock Option Plan (the "1990 Nonqualified Plan"), and otherwise at the discretion of the persons designated as proxies. A shareholder may revoke his proxy at any time prior to the voting thereof by attending and voting at the meeting or by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to be voted at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the annual meeting, a majority of the votes represented at the meeting may adjourn the annual meeting from time to time without notice other than an announcement until a quorum is present or represented.

     An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are included in the determination of the number of shares present and voting and are counted as abstentions in tabulating the votes cast on nominations or proposals presented to shareholders. Broker nonvotes are not included in the determination of the number of shares present and voting or as a vote with respect to such nominations or proposals.

                            ELECTION OF DIRECTORS

     At the annual meeting, seven directors are to be elected, each director to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. In order to be elected, each nominee for director must receive at least the number of votes equal to the majority of the shares represented at the meeting, either in person or by proxy.

     The persons named in the accompanying proxy have been designated by the board of directors, and unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. All seven nominees are currently members of the board of directors. If any nominee should become unavailable or unable to serve as a director, the proxy may be voted for a substitute selected by persons named as proxies or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

     There are currently seven positions on the Company's board of directors, and seven nominees are being proposed for election at the annual meeting.

   Nominees

     Set forth below is certain information, as of the date hereof, concerning the nominees for election to the board of directors of the Company.

     A. Earl Swift, 61, is President, Chief Executive Officer and Chairman of the Board of Directors of the Company and has served in such capacity since its founding in 1979. For the 17 years prior to 1979, he was employed by affiliates of American Natural Resources Company, serving his last three years as Vice President of Exploration and Production for Michigan-Wisconsin Pipe Line Company and American Natural Gas Production Company. Mr. Swift is a registered professional engineer and holds a degree in Petroleum Engineering, a Juris Doctor degree and a Master's degree in Business Administration. He is the brother of Virgil N. Swift and the father of Terry E. Swift.

     Virgil N. Swift, 66, has been a director of the Company since 1981, and has acted as Vice Chairman of the Board and Executive Vice President--Business Development since November 1991. He previously served as Executive Vice President and Chief Operating Officer from 1982 to November 1991. Mr. Swift joined the Company in 1981 as Vice President--Drilling and Production. For the preceding 28 years he held various production, drilling and engineering positions with Gulf Oil Corporation and its subsidiaries, last serving as General Manager-- Drilling for Gulf Canada Resources, Inc. Mr. Swift is a registered professional engineer and holds a degree in Petroleum Engineering.

     G. Robert Evans, 63, has been a director of the Company since 1994. Since 1991, he has been Chairman and Chief Executive Officer of Material Sciences Corporation of Elk Grove Village, a corporation that develops and commercializes continuously processed, coated materials technologies. He is also currently serving as a director of three other public companies: Consolidated Freightways, Inc. (transportation), Fibreboard Corporation (wood products, insulation and resort operations) and Elco Industries (manufacturing). From 1990 until 1991, he served as President, Chief Executive Officer and a Director of Corporate Finance Associates of Illinois, Inc., a financial intermediary and consulting firm. From 1987 until 1990, he served as President, Chief Executive Officer and a Director of Benrose Group USA, a British holding company engaged in value-added manufacturing and sale of products to the advertising specialty industry.

     Raymond O. Loen, 70, has served as a director of the Company since its founding in 1979. Since 1963, he has been President of R.O. Loen Company, a privately held management consulting firm headquartered in Lake Oswego, Oregon.

     Henry C. Montgomery, 59, has served as a director of the Company since 1987. Since 1980, Mr. Montgomery has been the Chairman of the Board of Montgomery Financial Services Corporation, a management consulting and financial services firm. Mr. Montgomery also currently serves as a director of Southwall Technology Corporation, a public company engaged in the design and manufacture of thin-film coatings, and of Catalyst Semiconductor, Inc., Santa Clara, California, a public company which designs, manufactures and sells semiconductors. Mr. Montgomery previously served as Chairman of the Board of each of Private Financial Services Corporation, a management consulting and financial services firm (1986 to 1989), and Aquanautics Corporation, a public company involved in the extraction of oxygen from water and air (1986 to 1991).

     Clyde W. Smith, Jr., 46, has served as a director of the Company since 1984. He has served as President of Somerset Properties, Inc., a real estate and investment company, since 1985, and as President of AdVision, Inc., which markets video display merchandising systems, since 1988. Mr. Smith formerly acted as Chief Executive Officer of California Video Sales, Inc. from 1987 to 1990.

     Harold J. Withrow, 67, has been a director of the Company since 1988. Mr. Withrow has been an independent oil and gas consultant since 1988. From 1975 until 1988, Mr. Withrow served as Senior Vice President-Gas Supply for Michigan Wisconsin Pipe Line Company and its successor, ANR Pipeline Company.

   Compensation to Directors

     Board members are reimbursed for travel expenses they incur in attending board of directors meetings. Employees of the Company are not compensated for serving as directors. During 1995, nonemployee members of the board of directors will receive $1,750 per board meeting attended, an annual fee of $5,000 for serving on committees of the board, and an additional annual fee of $5,000 for services as a director. Compensation paid to nonemployee directors during 1994 for their services as directors in the form of cash and shares totaled $78,750 (this figure includes deferred compensation payable in shares valued at $7,325). This figure includes $3,200 paid in 1994 to former director, William E. Dark, for services performed in 1993.

   Stock Options Granted to Nonemployee Directors

     Under the 1990 Nonqualified Plan, each nonemployee director is granted options to purchase 10,000 shares of the Company's common stock on the date he first becomes a nonemployee director. Additionally, on the day after each annual meeting of the shareholders, each individual who is a nonemployee director on that date is granted, subject to an option maximum, options to purchase 5,000 shares of the Company's common stock. See "Approval of Amendment to 1990 Nonqualified Stock Option Plan -- Summary of the Plan."

     In accordance with the 1990 Nonqualified Plan, each of the nonemployee directors (Messrs. Loen, Montgomery, Smith, Evans and Withrow) have been granted options for shares of the Company's common stock. Due to a ten percent stock dividend declared September 7, 1994, the number of shares underlying all options held by each of the nonemployee directors increased by ten percent as of such date with a commensurate 10% decrease in the option exercise prices. None of the nonemployee directors exercised options during the year ended December 31, 1994. For the number of options exercisable by each of the nonemployee directors, within 60 days of March 1, 1995, see footnote (1) to the table set forth under "Principal Shareholders" below.
   Meetings of the Board of Directors

     During  1994, the  board  of  directors met  on  nine  occasions.   In
   addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During 1994, each director attended at least 75% of (i) the total number of meetings of the board of directors and (ii) the total number of meetings of all committees of the board on which he served.

   Committees of the Board

     The board of directors of the Company has established various standing committees, including Audit, Nominating, Compensation and Executive Committees. A description of the functions of the these Committees is set forth below.

     Audit Committee. The Audit Committee is comprised entirely of nonemployee directors. The Audit Committee recommends to the board of directors the engagement of, and reviews the services performed by, the Company's independent auditors. Messrs. Loen, Montgomery and Smith are members of the Audit Committee, which held four meetings in 1994.

     Nominating Committee. The Nominating Committee's function is to review the performance of directors and to recommend persons to be management's nominees for directorships. The Nominating Committee may consider nominees recommended by shareholders, upon written request by a shareholder addressed to any member of the committee. See "Shareholder Proposals" herein. Messrs. A. E. Swift, Loen and Smith are members of the Nominating Committee. The Nominating Committee held two meetings in 1994.

     Compensation Committee. The Compensation Committee at all times is comprised of at least three nonemployee directors who are "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Compensation Committee has sole authority to administer the Company's stock option plans, although it has no discretion as to awards of stock options under the 1990 Nonqualified Plan. The Compensation Committee also reviews and makes recommendations regarding the compensation levels of the Company's executive officers. Messrs. Loen, Montgomery and Withrow are members of the Compensation Committee, which held six meetings in 1994.

     Executive Committee. The Executive Committee's primary function is to assist management in implementing corporate policy established by the board of directors. Messrs. A. E. Swift, V. N. Swift and Withrow are members of the Executive Committee. The Executive Committee held ten meetings in 1994.

     In addition to the foregoing, the board of directors has established a new committee, the Special Transactions Committee, which will meet in 1995 to the extent necessary. Its primary function will be to consider any transaction submitted to the board that would involve a fundamental organizational or structural change for the Company and to make recommendations to the board with respect to such transactions. The committee's members are Messrs. Withrow, Smith and Montgomery.

   Compliance with Section 16 of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of Forms 3 and 4 furnished to the Company during the fiscal year beginning January 1, 1994, and ending December 31, 1994, and Forms 5 furnished to the Company with respect to such fiscal year, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with, except as noted below. Messrs. Withrow, Smith, Loen and Montgomery and Messrs. Terry E. Swift, Alden, Kitterman, and Vincent inadvertently failed to include in their Forms 5 stock options granted under a Rule 16b-3 plan in May and June of 1994. All of the foregoing except Messrs. Withrow and Smith timely filed their Forms 5 by February 14, 1995, but reported such granting of stock options by amendments to their Forms 5. Mr. A. Earl Swift filed an amendment to his timely filed Form 5 to report a sale of shares by his wife, which he had previously given to her.


                            APPROVAL OF AMENDMENT
                    TO 1990 NONQUALIFIED STOCK OPTION PLAN

     On August 1, 1994, the board of directors of the Company, subject to approval by the shareholders of the Company, approved an amendment to increase the maximum number of shares of common stock which can be covered by options held by any one nonemployee director (the "Option Maximum") by 30,000 shares to a total of 60,000 shares per director. The amendment will allow nonemployee directors to continue to receive annual automatic option grants (covering 5,000 shares of common stock per year) and will enable the Company to continue the purposes of the 1990 Nonqualified Plan by providing continuing incentives to retain qualified nonemployee directors.

     The 1990 Nonqualified Plan was originally adopted and approved by the Company's shareholders in 1990. The purposes of the 1990 Nonqualified Plan are to retain persons of training, experience and ability as independent directors on the board of directors in order to encourage the sense of proprietorship of such persons, and to stimulate the active interests of such persons in the development and financial success of the Company.

     If approved by the shareholders at the annual meeting, the first sentence of Section 3(c) of the 1990 Nonqualified Plan will be amended to provide as follows (change indicated by italics):

     "Notwithstanding any provision herein to the contrary, no Director shall be automatically granted any Option which, if considered together with all other outstanding and unexercised options granted by the Company hereunder or pursuant to any other Company Plan ("Outstanding Options"), would entitle such Director to purchase more than 60,000 shares of the Company's common stock ("Option Maximum")."

     The remaining language of Section 3(c) and the remainder of the 1990 Nonqualified Plan will not be changed and the only effect of the amendment will be to increase the Option Maximum that may be granted to nonemployee directors. Under the 1990 Nonqualified Plan shareholder approval is required so that the 1990 Nonqualified Plan can continue to qualify under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of
   Section 16(b) of the Exchange Act, with respect to the acquisition and exercise of stock options, and use of already owned shares for payment for the exercise price of stock options.

     Copies of the 1990 Nonqualified Plan as filed with the Securities and Exchange Commission may be obtained by shareholders without charge by writing to the Company at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, Attention: John R. Alden, or calling (713) 874-2700.

   Increase in the Option Maximum.

     The board is proposing to increase the number of shares of common stock for which an independent director may be granted options from an Option Maximum of 30,000 shares to an Option Maximum of 60,000 shares. Each nonemployee director, with the exception of Mr. Evans, has stock underlying options, including shares resulting from the 10% stock dividend in September 1994 and from grants under the 1990 Nonqualified Plan and a predecessor stock option plan, covering in excess of 30,000 shares per nonemployee director. Unless the Option Maximum is increased, these directors would be precluded from receiving further option grants.

   Summary of the 1990 Nonqualified Plan

     Under the Company's 1990 Nonqualified Plan, each nonemployee director is granted options to purchase 10,000 shares of the Company's common stock on the date of first becoming a nonemployee director. Additionally, on the day after each annual meeting of the shareholders, each individual who is a nonemployee director on that date is automatically granted options to purchase 5,000 shares of the Company's common stock. A grant of options to a nonemployee director is reduced to the extent that it would cause that director to hold unexercised options which, when added to all other outstanding and unexercised options granted by the Company pursuant to the 1990 Nonqualified Plan or any other Company plan, would entitle such director to purchase more than 30,000 shares of the Company's common stock. On the date on which the automatic grant of options under the 1990 Nonqualified Plan would exceed the Option Maximum for a director, the number of shares with respect to which options are automatically granted are reduced or eliminated so that the director's shares of all Company stock covered by outstanding options do not exceed the Option Maximum. If a director subsequently exercises any of his outstanding options to purchase shares of the Company's stock, the shares so purchased are no longer considered to be outstanding options for purposes of the Option Maximum. Options automatically granted under the 1990 Nonqualified Plan (i) have an exercise price equal to the highest closing price of the Company's common stock on any established national exchange on the date of grant,
   (ii) are for a term of 10 years from the date of grant, and (iii) become exercisable for 20% of the shares covered thereby on each of the first five anniversaries of the date of grant.

     Shares Subject to 1990 Nonqualified Plan. The maximum number of shares of common stock with respect to which options may be granted under the 1990 Nonqualified Plan is currently 165,000, (which has been increased from 150,000 to reflect the 10% stock dividend in September
   1994), subject to adjustment in the event of a reorganization, stock split, stock dividend, merger, consolidation or other change in the capitalization of the Company. No options are assignable or transferrable by a nonemployee director except upon death, to his beneficiaries. During the lifetime of a nonemployee director, options are exercisable only by the nonemployee director or his legal representative.

     Change of Control. In the event of a change of control of the Company as a result of a tender offer, business combination or other events described in the 1990 Nonqualified Plan, all options then outstanding at least one year shall become fully exercisable.

     Amendment. The Board may amend or terminate the 1990 Nonqualified Plan without shareholder approval at any time except that, to comply with the restrictions set forth in Rule 16b-3 of the Exchange Act, and to comply with the Internal Revenue Code of 1986, as amended, (the "Code") and accompanying regulations, the Board must obtain approval of the shareholders to make any amendment that would (i) increase the aggregate number of shares of stock that may be issued under the 1990 Nonqualified Plan (except for certain adjustments), (ii) modify materially the requirements as to eligibility for participation in the 1990 Nonqualified Plan, or (iii) increase materially the benefits accruing to the optionees under the 1990 Nonqualified Plan.

   Awards Under Plan To Date

     The following table presents information regarding awards of stock options under the 1990 Nonqualified Plan from its inception through December 31, 1994, to nonemployee directors and the total number held under all Company plans.

                                                        Shares of Common
                                                        Stock Underlying              Total Shares of Common
                                                     Options Granted Under           Stock Underlying Options
                            Name                     1990 Nonqualified Plan          Granted Under all Plans (1)

                         G. Robert Evans                   11,000                          11,000

                         Raymond O. Loen                   22,000                          33,000

                         Henry C. Montgomery               17,050                          33,000

                         Clyde W. Smith, Jr.               22,000                          30,800

                         Harold J. Withrow                 17,600                          33,000

   (1) The total number of shares of common stock underlying all options includes shares underlying options granted under a predecessor nonqualified plan. The total number of underlying shares for all options granted has been increased to reflect a ten percent (10%) stock dividend payable to the Company's shareholders of record on September 19, 1994. Although the stock dividend increased the total number of shares of common stock covered by options held by Messrs. Loen, Montgomery, Smith and Withrow above the Option Maximum, this increase did not violate the 1990 Nonqualified Plan because options were not granted under the 1990 Nonqualified Plan, but rather, resulted from a stock dividend.


   Board of Directors' Recommendation

     The affirmative vote of a majority of the shares represented at the 1995 annual meeting of shareholders in person or by proxy will be needed to approve the amendment to the 1990 Nonqualified Plan. The Board believes that increasing the Option Maximum is important in helping the Company to continue to retain qualified nonemployee directors. Management believes that the approval of the amendment to the 1990 Nonqualified Plan will contribute to the continuation of the Company's history of success and stability. All of the executive officers and directors of the Company have expressed their intent to vote in favor of the amendment to the 1990 Nonqualified Plan. At March 20, 1995, the
   record  date  for  the  annual  meeting,  such  executive  officers  and directors owned approximately 15% of the Company's issued and outstanding shares of common stock.

     The adoption of the proposed amendment to the 1990 Nonqualified Plan is viewed as appropriate in light of the increase in the Company's issued and outstanding common stock since 1990. The 30,000 share maximum in place since 1990 and the 60,000 share maximum proposed in this amendment both represent less than 1% of the Company's issued and outstanding common stock at the time of the 1990 Nonqualified Plan's adoption and as of the date hereof.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF APPROVING THE AMENDMENT TO THE 1990 NONQUALIFIED PLAN.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning the shareholdings, as of March 1, 1995, of the seven current members of the board of directors (all of whom are nominees for re-election), each of the Company's five most highly compensated executive officers, all executive officers and directors as a group, and each person who beneficially owned more than five percent of the Company's outstanding common stock.

                                                                                       Shares of Common Stock
                                                                                       Beneficially Owned at
                                                                                          March 1, 1995(1)

                                                                                                      Percent of
                                                                                                        Class
      Name of Person or Group                       Position                            Number        Outstanding

      A. Earl Swift . . . . . . . .     Chairman of the Board, President,             310,417(2)          4.6%
                                        Chief Executive Officer


      Virgil N. Swift . . . . . . .     Vice Chairman of the Board, Executive
                                        Vice President--Business Development          302,454             4.5%

      G. Robert Evans . . . . . . .     Director                                        2,000             (3)

      Raymond O. Loen . . . . . . .     Director                                      136,956(4)          2.0%

      Henry C. Montgomery . . . . .     Director                                       25,960             (3)

      Clyde W. Smith, Jr. . . . . .     Director                                       22,550             (3)

      Harold J. Withrow . . . . . .     Director                                       24,200             (3)

      Terry E. Swift  . . . . . . .     Executive Vice President, Chief
                                        Operating Officer                              55,407             (3)

      John R. Alden . . . . . . . .     Senior Vice President--Finance, Chief
                                        Financial Officer, Secretary                   43,931             (3)

      James M. Kitterman  . . . . .     Senior Vice President--Operations              34,561             (3)

      All executive officers & directors as a group (12 persons)  . . . . . .       1,015,072             15.2%

      Foreign & Colonial Management Limited . . . . . . . . . . . . . . . . .
      Hypo Foreign & Colonial Management (Holdings) Limited
        Exchange House, Primrose Street
        London EC2A 2NY England                                                       417,216(5)          6.2%(5)

      Dimensional Fund Advisors Inc.  . . . . . . . . . . . . . . . . . . . .
        1299 Ocean Avenue, 11th Floor
        Santa Monica, California  90401                                               344,560(6)          5.2%(6)

      FMR Corp  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        82 Devonshire Street
        Boston, Massachusetts  02109                                                  367,158(7)          5.4%(7)

   (1) Unless otherwise indicated below, the persons named have sole voting and investment power over the number of shares of the Company's common stock shown as being owned by them. The table includes the following shares that were acquirable within 60 days following March 1, 1995 by exercise of options granted under the Company's stock option plans: Mr. A. E. Swift - 36,256; Mr. V. N. Swift - 34,408; Mr. Loen - 17,600; Mr. Smith - 15,400;
          Mr. Montgomery - 22,550; Mr. Withrow - 22,000; Mr. T. E. Swift - 34,575; Mr. Alden - 30,932; Mr. Kitterman - 21,230; and all
          executive officers and directors as a group - 278,190.

   (2)    Includes 7,358 shares held by Mr. Swift's wife.

   (3)    Less than one percent.

   (4) Includes 14,300 shares as to which Mr. Loen, as co-trustee for an HR-10 Retirement Plan, shares voting and investment power with his wife; 70,000 shares held by his wife (who holds sole voting and investment power as to those shares and 3,680 shares held in her IRA), and 4,554 shares held in Mr. Loen's IRA.

   (5) Based on a Schedule 13D dated April 26, 1993 filed with the Securities and Exchange Commission.

   (6) Based on a Schedule 13G dated January 31, 1995 filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc. ("Dimensional") is deemed to have beneficial ownership of 344,560 shares of the Company's stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power as to 257,950 shares and sole dispositive power as to all 344,560 shares.

   (7) Based on a Schedule 13G dated February 13, 1995 filed with the Securities and Exchange Commission, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 367,158 shares of the Company's shares as a result of acting as an investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). Edward C. Johnson 3d and Abigail P. Johnson each own 24.9% of the outstanding voting common stock of FMR Corp., and various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. Edward
          C. Johnson 3d, FMR Corp. (through its control of Fidelity) and the Funds each have sole power to dispose of the 367,158 shares owned by the Funds, but neither FMR Corp. nor Edward C.
          Johnson 3d, Chairman of FMR Corp., has any power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees.

                              EXECUTIVE OFFICERS

     The executive officers of the Company are appointed annually by the board of directors. Information regarding A. Earl Swift, President, Chief Executive Officer and Chairman of the Board, and Virgil N. Swift, Executive Vice President--Business Development and Vice Chairman of the Board, is set forth above under "Election of Directors--Nominees." Set forth below is certain information, as of the date hereof, concerning the other executive officers of the Company.

     Terry E. Swift, 39, was appointed Executive Vice President and Chief Operating Officer of the Company in 1991. He served as Senior Vice President--Exploration and Joint Ventures from 1990 to 1991 and as Vice President--Exploration and Joint Ventures from 1988 to 1990. Mr. Swift has a degree in Chemical Engineering and a Master's Degree in Business Administration.

     John R. Alden, 49, Senior Vice President--Finance, Chief Financial Officer and Secretary, joined the Company in 1981. Mr. Alden was appointed to his current offices in 1990. Prior to that time he served the Company as its principal financial officer under a variety of titles. Mr. Alden holds a degree in Accounting and a Master's degree in Business Administration.

     Bruce H. Vincent, 47, joined the Company as Senior Vice President-- Funds Management in 1990. Mr. Vincent acted as President of Vincent & Company, an investment banking firm, from 1988 to 1990. Mr. Vincent holds a degree in Business Administration and a Master's degree in Finance.

     James   M.  Kitterman,  50,  was  appointed  Senior  Vice  President--
   Operations in May 1993. He had previously served as Vice President-- Operations since joining the Company in 1983 with 16 years of prior experience in oil and gas exploration, drilling and production. Mr. Kitterman holds a degree in Petroleum Engineering and a Master's degree in Business Administration.

     Alton D. Heckaman, Jr., 38, was appointed Vice President and Controller in May 1993. He had previously served as Assistant Vice President--Finance and Controller since 1986. Mr. Heckaman joined the Company in 1982. He is a Certified Public Accountant and holds a degree in Accounting.

                            EXECUTIVE COMPENSATION

   Summary of Cash and Certain Other Compensation

     The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) for the fiscal years ended December 31, 1992, 1993 and 1994.

                          Summary Compensation Table

                                                                                Long Term
                                               Annual Compensation             Compensation    All Other Compensation ($)


                                                           Bonus(1)              Awards
                 Name and                                                            Securities
                 Principal                                                           Underlying          Life
                 Position        Year     Salary ($)      Cash ($)   Stock ($)      Options/SARs(#)   Insurance($)(3)  401(k)($)(4)

            A. Earl Swift        1994     278,400         -          -              12,100(5)         102,240          7,500
            Chief Executive      1993     260,180         136,000    34,000         23,980(6)          47,941          7,925
            Officer, President   1992     240,000         120,000    30,000         19,800             39,905          7,530

            Virgil N. Swift      1994     190,600         -          -              12,100(5)          29,019          7,500
            Executive Vice       1993     178,180         31,350      7,839         21,340(6)          22,369          7,816
            President--          1992     168,000         20,164      5,041         16,500             17,072          6,280
            Business Development

            Terry E. Swift       1994     158,300         -          -              52,756              6,138          7,500
            Chief Operating      1993     145,180         27,100      6,775         16,390              5,573          7,580
            Officer, Executive   1992     125,000         16,172      4,043         13,750              1,464          4,871
            Vice President

            John R. Alden        1994     142,500         -          -              37,730              11,419         7,500
            Chief Financial      1993     133,180         23,430      5,859         13,640               8,781         7,512
            Officer, Senior      1992     123,000         15,092      3,773         11,000               4,374         4,727
            Vice President--
            Finance

            James M. Kitterman   1994     138,400         -          -              46,750              12,328         7,500
            Senior Vice          1993     128,180         22,720      5,682         11,000              10,294         7,350
            President--          1992     118,000         13,848      3,462          8,800               5,000         4,571
            Operations

   (1) Bonuses earned during 1994 had not been determined as of the date hereof. Amounts reported for 1993 and 1992 include bonuses earned during those years, but actually paid in the following year.

   (2) The numbers of securities underlying options granted in 1992, 1993 and 1994 reflect the 10% stock dividend that occurred in September 1994.

   (3) Represents insurance premiums paid by the Company during the covered fiscal year with respect to life insurance for the benefit of the named executive officer.
   (4) Contributions by the Company (one-half in cash and one-half in Company stock) for the account of the named executive officer to the Swift Energy Company Employee Savings Plan.

   (5) Includes for each of Messrs. A. E. Swift and V. N. Swift, respectively, previously granted options for 12,100 shares that were extended and repriced in 1994.

   (6) Includes for each of Messrs. A. E. Swift and V. N. Swift, respectively, previously granted options for 3,300 shares that were extended and repriced in 1993.

   Employment Contract

     Effective June 1, 1994, Virgil Swift commenced a five year employment agreement which provides for an immediate 40% reduction in salary, coupled with an immediate 25% reduction in working hours, decreasing to a 50% work schedule at the commencement of the third year of the agreement and continuing for the remaining term thereof. The contract also provides for a payment of $55,550 for four years in consideration of Mr. Swift's agreement not to compete with the Company for a period of seven years, although if Mr. Swift's employment is terminated by the Company upon a change in control (as defined under "Change of Control Arrangements" below), he is entitled to receive the non-competition payments without compliance with those provisions and his remaining salary in one lump sum, discounted to present value at 8% per annum.

   Stock Option Grants

     The following table contains information concerning the grant of stock options during 1994 to the named executive officers under the Company's 1990 Stock Compensation Plan:

                    Option/SAR Grants in Last Fiscal Year

                                           Individual Grants                         Grant Date Value

                              Number of       % of Total
                             Securities      Options/SARs
                             Underlying         Granted       Exercise or
                             Options/SARs       Employees     Base Price    Expiration          Grant Date
     Name                   Granted (#)(1)   in Fiscal Year   ($/Sh)(2)       Date          Present Value ($)(3)

     A. Earl Swift              12,100           5.6%         $9.659        5/10/2004              $ 68,486

     Virgil N. Swift            12,100           5.6%         $9.659        5/10/2004              $ 68,486

     Terry E. Swift             52,756          24.5%         $9.318        6/13/2004              $298,599

     John R. Alden              37,730          17.5%         $9.318        6/13/2004              $213,552

     James M. Kitterman         46,750          21.7%         $9.318        6/13/2004              $264,605


   (1) The options, all of which, except those granted to Messrs. A. Earl Swift and Virgil N. Swift, were granted on June 13, 1994, become exercisable for 20% of the shares covered thereby on each of the first five anniversaries of the date of grant. A. Earl Swift and Virgil N. Swift received their option grants on May 10, 1994, pursuant to an extension and repricing of options previously granted. (See "Option Repricings" below.) Reflects an increase in the number of shares as a result of a 10% stock dividend payable to holders of record on September 19, 1994.

   (2) The original exercise price, which equaled 100% of the highest closing price of the Company's common stock on the New York Stock Exchange on the date of grant was $10.625 for options granted to Messrs.
   A. Earl Swift and Virgil N. Swift and $10.25 for options granted to Messrs. Terry E. Swift, Alden and Kitterman. The exercise price has been reduced to reflect the 10% stock dividend payable to holders of record on September 19, 1994.

   (3)  Using Black-Scholes option pricing model.

   Option Repricings

     On May 10, 1993, and on August 8, 1994, the Compensation Committee of the Company's board of directors extended and repriced certain unexercised options held by A. Earl Swift and Virgil N. Swift. The following table presents information on these repricings. There have been no other repricings of options held by any executive officer of the Company during the last ten completed fiscal years.

                        Ten-Year Option/SAR Repricings

                                                                                                Length of
                              Number of                                                         Original
                              Securities                                                        Option Term
                              Underlying     Market Price of   Exercise Price at                Remaining at
                              Options/SARs   Stock at Time of  Time of            New           Date of
                              Repriced or    Repricing or      Repricing or       Exercise      Repricing or
   Name               Date    Amended(#)(1)  Amendment($)(1)   Amendment($)(1)    Price ($)(1)  Amendment

   A. Earl Swift    08/08/94  12,100         $ 9.659           $10.750            $ 9.659           0
                    05/10/93   3,300         $10.000           $ 9.126            $10.000           0

   Virgil N. Swift  08/08/94  12,100         $ 9.659           $10.750            $ 9.659           0
                    05/10/93   3,300         $10.000           $ 9.126            $10.000           0


   (1) The number of securities and market and exercise prices reported above have been adjusted to reflect a 10% stock dividend payable to the shareholders of record on September 19, 1994.


   Option Values

     The following table contains information concerning the number and value of unexercised options held by the named executive officers at December 31, 1994:

                           FY-End Option/SAR Values

                                                          Number of                          Value of
                                                    Securities Underlying               Unexercised In-the-
                                                  Unexercised Options/SARs             Money Options/SARs at
                                                        at FY-End (#)                     FY-End ($)(1)

                Name                            Exercisable      Unexercisable     Exercisable       Unexercisable

                A. Earl Swift                      36,256            30,624           $29,125            $33,786

                Virgil N. Swift                    34,408            26,533           $22,551            $23,925

                Terry E. Swift                     34,575            75,425           $39,078            $47,156

                John R. Alden                      30,932            57,068           $25,755            $37,016

                James M. Kitterman                 21,230            61,270           $12,281            $35,168

   (1) Options are "in-the-money" if the market price of a share of common stock exceeds the exercise price of the option. The value of unexercised in-the-money options equals the market price of shares at December 31, 1994 ($9.75 per share) less the exercise price.

   Change of Control Arrangements

     Under the 1990 Stock Compensation Plan and the 1990 Nonqualified Plan (collectively, the "Plans"), the occurrence of a change of control of the Company will (unless the board of directors provides otherwise prior to the change of control) cause all outstanding stock options to become fully exercisable, other than options that have been outstanding less than one year. A "change of control" is defined in the Plans to mean any of the following events: (i) any person or group becomes the beneficial owner of shares having 40% or more of the votes that may be cast for the election of directors; (ii) as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, persons who were directors of the Company immediately prior to such event cease to constitute a majority of the board of directors; (iii) the shareholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or (iv) a tender offer or exchange offer is made for shares of the Company's common stock (other than by the Company) and shares are acquired thereunder.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Compensation Philosophy

     The board of directors first established its Compensation Committee in 1982. The Compensation Committee has always been composed solely of nonemployee directors, and has set executive compensation since that time. Since 1987, when the Compensation Committee undertook an evaluation of the Company's policies, compensation has been based upon Company performance.

     Philosophically, the Compensation Committee and the Company's Chief Executive Officer believed it to be beneficial to the Company in its early years to keep executive compensation in the low to middle ranges in comparison to levels paid by comparable entities, particularly in comparison to many companies in the oil and gas industry in which compensation levels grew rapidly during the late 1970s and early 1980s. Since 1987, the bonus compensation of the Company's Chief Executive Officer has been based almost solely upon the Company's performance, as described below.

     In  1987 the  Compensation  Committee,  with the  help  of an  outside consulting firm, determined that compensation paid to the Chief Executive Officer was disproportionately low in relation to the compensation of comparable executives in the industry. At that point the Compensation Committee instituted an annual bonus for the Chief Executive Officer equal to a sliding scale percentage of total partnership and joint venture funds raised by the Company in that year, providing that only the lowest bonus was to be paid, regardless of the amounts of funds raised, if the Company's earnings did not increase by at least 15% in that year. This formula was adopted at a time when most of the Company's earnings were derived from earned interests and fees from partnership and joint venture activities.

     In late 1989, as the proportion of the Company's revenues from oil and gas sales began to grow significantly, and following the adoption of a five-year strategic plan in 1988, the Company prepared an evaluation of compensation among six entities selected by an investment banking firm which were engaged in the same activities as the Company. Based upon this analysis, the Compensation Committee adopted a new incentive compensation system for the Company's executive officers, and revised the bonus formula for the Chief Executive Officer, to one based upon earnings per share and growth in oil and gas reserves, as described in detail below. In 1995, the Compensation Committee further modified its criteria to reflect the importance of cash flow to an oil and gas company and the Company's increased emphasis on exploration and drilling activities, in addition to acquisition of producing properties, given the Compensation Committee's belief that successful drilling activities are based upon a high level of drilling prospects. Accordingly, the Compensation Committee has recently amended the bonus formula in the 1990 Stock Compensation Plan to add two factors: year-to-year increases in both cash flow per share and probable reserves. It is the intent of the Compensation Committee that the 1990 Plan as now amended be used for determining incentive awards based upon 1994 Company performance.

   Compensation Criteria and Performance Measurement

     The Company's executive compensation consists of three components: base salary, annual incentive bonuses, and long term stock-based incentives.

     Base Salary for a particular year is based upon (i) the executive's scope of responsibility, (ii) an evaluation of each executive's individual performance during the year, (iii) an attempt to keep executive salaries within the range paid by comparably sized oil and gas exploration and production companies, based in part upon an annual survey provided by an outside consultant on a group of 37 independent oil and gas companies with market capitalizations between $20 million and $1.8 billion (the "Compensation Survey Group"), and (iv) an evaluation of the Company's performance during the preceding year, including the Company's earnings, reserve growth, cash flow and levels of general and administrative expenses. Individual performance evaluation is based upon each executive's review of his own performance throughout the year and upon a performance review by the Company's Chief Executive Officer, and in the case of the Chief Executive Officer, a review of his performance by the Compensation Committee.

     The Compensation Survey Group includes only one company in common with the Dow Jones Oil, Secondary Index (the "Index") used in the "Five Year Shareholder Return Comparison" set forth herein. The Compensation Survey Group is used by the Company for purposes of executive compensation comparison because it constitutes a broader group than the group of 17 companies included in the Index, and because the Compensation Survey Group is comprised of companies somewhat closer in size and line of business to the Company than the companies included in the Index. The Index was selected in accordance with Securities and Exchange Commission rules solely for shareholder return comparison purposes because it is a published industry index.

     Annual Incentive Bonuses for a particular year are awarded after the end of that year, based on both individual and Company performance during that year. Bonuses are awarded under the 1990 Stock Compensation Plan (the "1990 Plan") in the form of Performance Bonus Awards, which may be either in cash or in shares of the Company's common stock as determined by the Compensation Committee. The amount of an executive officer's Performance Bonus Award for a particular year is determined under a formula that utilizes the following factors: (i) the increase in earnings per share during that year (a measure of short-term performance); (ii) the increase in the cash flow per share during that year (a measure of short-term performance, (iii) the increase in the volume of the Company's proved oil and gas reserves during that year (a measure of long-term performance); (iv) the increase in the probable oil and gas reserves during that year (a measure of long-term performance; and (v) the overall performance of that executive officer in contributing to the Company's achievement of its strategic objectives, as evaluated by the Compensation Committee. The 1990 Plan, prior to the 1995 amendment, did not include the factors of increases in cash flow per share and increases in probable reserves, while two of the factors, earnings per share and reserve growth, are the same performance factors upon which the Company's goals in its 1988 strategic plan were based. Generally, the three broad categories of performance factors, short-term factors, long-term factors and individual performance factors, are given equal weight, except that the Committee may make adjustments in the bonus formula or in the performance factors considered on a uniform basis among all the executive officers (other than the Chief Executive Officer, as to whom a different adjustment may be made). In determining Performance Bonus Awards for 1993 (determined and paid in 1994), the Committee considered the increase in earnings per share of 12%, the increase in net income of 20% and the increase in reserves of 53% from 1992 to 1993. Additionally, the Compensation Committee took into account individual performance ratings reflecting individual contribution and contribution to group effectiveness.

     Under the 1990 Plan, executive officers may receive Performance Bonus Awards equal to up to 25% of their base salaries, and the award of the Chief Executive Officer may be equal to up to 70% of his base salary. Awards paid in the last three years averaged 12.8% of executive officers' base salaries and 38.3% of the Chief Executive Officer's base salary.

     The Performance Bonus Award to the Chief Executive Officer additionally differs from those awarded to the other executive officers in that the size of the Chief Executive Officer's Performance Bonus Award is more closely tied to Company performance, so that it has varied more widely from year to year than the awards to other executive officers.

     Long-Term Stock-Based Incentives are provided through annual grants of incentive stock options to executives and others under the 1990 Plan. This component is intended to retain and motivate executives to improve long-term shareholder value. Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases. Grants vest in equal amounts over five years; executives must be employed by the Company at the time of vesting in order to exercise the options.

     The Compensation Committee determines a total number of options to be granted in any year based on the total number of outstanding unexercised executive options, so as to avoid excessive dilution of the shareholders' value in the Company through executive option exercises. Out of the number so determined, options are granted to executive officers in varying amounts, roughly related to their levels of executive responsibility. Outstanding historical performance by an executive officer may be recognized through a larger than normal option grant.

     The Company believes that its compensation policy described above provides an excellent link between the value created for shareholders and the compensation paid to executive officers.

   Compensation of Chief Executive Officer in 1994

     Base Salary. The Chief Executive Officer's base salary in 1994 was $278,400, which represented an increase of 7% from his 1993 base salary. The Compensation Committee's determination to raise the Chief Executive Officer's salary in 1994 was based on the factors described above under "--Compensation Criteria and Performance Measurement--Base Salary."
   With respect to the Company's performance, the Compensation Committee gave particular weight to the increase from 1992 to 1993 in the Company's net income (from approximately $4.1 million to $4.9 million), earnings per share (from $0.73 to $0.82), and proved oil and gas reserves (from 9.8 million to 15.0 million barrels of oil equivalent).

     Bonus. As of the date of this Proxy Statement, the Compensation Committee has not determined the Chief Executive Officer's Performance Bonus Award for 1994 under the 1990 Plan. The Compensation Committee has usually made its bonus determinations in May of each year, following availability of final financial and reserve information for the previous fiscal year. The Performance Bonus Award for the Chief Executive Officer's 1994 performance is expected to be determined and paid in May 1995, and will be based on the factors described above under "-- Compensation Criteria and Performance Measurement--Annual Incentive Bonuses." As noted there, the Committee may give a different weighting to the five bonus formula performance factors in determining the Chief Executive Officer's bonus than it uses in determining bonuses for other executive officers. In determining the Chief Executive Officer's bonus the Committee has typically given more weight to factors based upon the Company's performance than to its evaluation of his general contribution, since the Committee does not observe and supervise such performance on a day-to-day basis.

     Stock  Options.   The  Chief  Executive  Officer was  not  granted any
   options for shares of common stock in 1994 other than options repriced during 1994. See "Option Repricings in 1994" below.

     Section 162(m) of the Internal Revenue Code. The Compensation Committee does not propose to adopt any particular policy with respect to Section 162(m) of the Internal Revenue Code, which was adopted by Congress in 1993 and limits the deductibility of compensation paid to any individual in excess of $1 million per year. The Company has not paid and does not anticipate paying compensation at these levels, and even including the unrealized value of unexercised stock options, does not believe that these provisions will be relevant to the Company's executive compensation levels for the foreseeable future.

   Option Repricings in 1994

     Effective August 8, 1994, the Compensation Committee amended options held by A. Earl Swift, the Chief Executive Officer, and Virgil N. Swift, Executive Vice President--Business Development, to extend the terms of such options from five years to ten years and to decrease the exercise price from $10.750 per share to $9.659 per share. The options had originally been granted on August 8, 1989, and were scheduled to expire on August 8, 1994. Such options had originally carried a five-year term, rather than the ten-year option term typically granted to the Company's executive officers, to comply with Internal Revenue Code rules for incentive stock options applicable to persons deemed to be ten-percent shareholders of the Company. As of the scheduled expiration date, these officers were no longer deemed to be ten-percent shareholders under these rules and the Committee determined to extend the options so that these officers would not be treated less favorably than other executive officers of the Company. The exercise price was amended to equal the market price of the Company's common stock as of the date of repricing.

                              COMPENSATION COMMITTEE
                              Raymond O. Loen, Chairman
                              Henry C. Montgomery
                              Harold J. Withrow

   Five Year Shareholder Return Comparison

     The graph below compares the cumulative total return on the Company's common stock to that of (i) the Standard & Poor's 500 Stock Index and
   (ii) the Dow Jones Oil, Secondary Index.
















                                                     1989        1990      1991       1992       1993       1994

                  Swift Energy Co                    100         90         52         79         83         93
                  S & P 500                          100         97        126        136        150        152
                  D J OIL - SECONDARY                100         83         82         82         91         88

     "Cumulative total return" equals (i) the change in share price during the measurement period plus cumulative dividends for the measurement period (assuming dividend reinvestment), divided by (ii) the share price at the beginning of the measurement period.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In the ordinary course of its business, the Company acquires interests in exploratory and developmental oil and gas prospects and sells interests in such prospects to unaffiliated third parties. For the past several years, the Company has made available for sale to its executive officers and certain other employees a portion of the interests in certain prospects that would otherwise have been sold to third parties. Interests in a prospect are sold to the Company's employees on terms identical to those at which interests are sold to third party investors in that prospect. As a result of enhanced drilling activity, the amounts invested by officers and employees in such prospects in 1994 increased significantly over previous years. During 1994, five of the Company's executive officers (A. Earl Swift, Virgil N. Swift, Terry E. Swift, John R. Alden and Alton D. Heckaman, Jr.) incurred a total of approximately $258,003 in leasehold and drilling costs associated with such investments, $170,516 of which was incurred by Virgil N. Swift. Unaffiliated third parties have invested in all of the prospects in which the officers invested, on identical terms.

                                   AUDITORS

     Arthur Andersen LLP, certified public accountants, has served as the independent auditors of the Company since its inception. While management anticipates that this relationship will continue to be maintained during 1995 and subsequent years, it is not proposed that any formal action be taken at the meeting with respect to the continued employment of Arthur Andersen LLP, inasmuch as no such action is legally required. A representative from Arthur Andersen LLP will be present at this year's meeting of shareholders. Such representative will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.


                            SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1996 annual meeting of shareholders, scheduled to be held May 14, 1996, shall submit such proposal to the Company on or before December 12, 1995.

                              By Order of the Board of Directors




                              JOHN R. ALDEN
                              Secretary

   Houston, Texas
   April 11, 1995